Exhibit 10.1
CONSTRUCTION MANAGEMENT SERVICES AGREEMENT
This Agreement, dated October 1, 2005, is executed by and between Siouxland Ethanol, LLC (Company) and Timothy R. Smith, Sole Proprietorship, the (Consultant).
1.	Scope of Services: Consultant agrees to provide Construction Management Services acting as the Construction Manager of the Company during construction of their new 50 MGY Ethanol Plant located in Jackson, Nebraska.
2.	Nature of Relationship: Consultant shall not be deemed an employee of the Company for any purpose, and as an Independent Contractor, shall be obligated to ay all taxes and Insurance required under the law.
3.	Compensation:
(a)	Time Compensation: Company shall pay Consultant $90 (ninety dollars) per hour for all hours worked providing Construction Manager Services.

(b)	Site Vehicle: Company will provide suitable vehicle, including all operating expenses for use on the jobsite and for communit between local residence and jobsite.

(c)	Incentive Bonus: Company will pay a lump sum bonus in the amount of $25,000 (twenty five thousand) upon project completion (Grind Corn Milestone date). This bonus will be paid in lieu of cash in Siouxland Ethanol Stock of available. This bonus will be payable earlier than the project completion date if Siouxland Ethanol elects to terminate the agreement prior to this date. Bonus will not be payable if consultant initiates termination prior to project completion.

(d)	Billing: The Consultant will invoice the Company every two weeks for actual hours worked and will expect timely payment by the Company.
4.	Indemnification: The Consultant shall have no liability either expressed or implied arising out of his performance of these services to the Company and the Company shall Indemnify, Defend and Hold Harmless the Consultant from any Liability arising out of his services under this agreement.
5.	Term and Termination: This agreement is effective on 10-01 05 and shall continue in force until project completion or until terminated by either party. It is understood that either party may terminate this agreement for any reason upon giving the other party 30 days written notice.

Company’s Address:	“Company”

P. O. Box 147	/s/ Tom Lynch

Jackson, Nebraska 68743	By: Tom Lynch, President

Accepted this 14th day of February, 2006

“Consultant”

/s/ Timothy R. Smith

Address of Consultant:

224 Crestview Circle	By: Timothy R. Smith
Jordan, MN 55352	Its: Owner